EXHIBIT 4.8

FIRST AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

            THIS FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT, dated as of February 27, 2013 (this “First Amendment”), is entered into by and among Calpian, Inc., a Texas corporation (“Borrower”), Granite Hill Capital Ventures, LLC, a Delaware limited liability company (“Granite Hill”) and each of the other lenders which now or hereafter become a party hereto (collectively, “Lenders” and each individually, a “Lender”), and Granite Hill, as agent for Lenders (Granite Hill, in such capacity, “Agent”), Calpian Residual Partners LP II (“Calpian II”) and Calpian Residual Partners LP IV (“Calpian IV”).

RECITALS

            WHEREAS, Borrower, Agent and Lenders have entered into that certain Loan and Security Agreement, dated as of November 9, 2012 (as the same may be further amended, modified, supplemented or restated from time to time, the “Credit Agreement”), pursuant to which Granite Hill has previously extended to Borrower the Initial Term Loan Funding Amount of $3,000,000 and agreed to extend an additional $2,000,000 to Borrower (the “Next Term Loan Funding Amount”) upon the terms and conditions set forth in the Credit Agreement, and any and all agreements, documents and instruments now existing or hereafter executed and delivered in connection with the Loans (as the same may be further amended, modified, supplemented or restated from time to time, collectively, the “Loan Documents”);

            WHEREAS, the parties hereto find it necessary and desirable to make certain changes to the Credit Agreement as more particularly described herein, including without limitation, to provide for Agent using its best efforts to raise an additional $10,000,000 in Loans (referred to herein and under the Credit Agreement as the “Term Loan Increased Commitment Amount”) such that the Term Loan Aggregate Commitment may be increased from $5,000,000 up to a maximum of $15,000,000.

            NOW THEREFORE, in consideration of the foregoing premises and the agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.	Definitions. All capitalized terms used in this First Amendment and not otherwise defined herein shall have the meanings ascribed to such capitalized terms in the Credit Agreement.
2.	New Definitions. The following new definitions shall be added to the Credit Agreement:

“$10,000,000 Threshold” is defined in Section 2.2(d).

3.	Amendments to Definition. The definition of “Term Loan Maturity Date” shall be revised to read as follows:

“Term Loan Maturity Date” means September 1, 2016.

4.

Amendment to Section 2.1(a).  The first sentence of Section 2.1(a) shall be deleted in its entirety and replaced with the following:  “Granite Hill has provided Borrower with a term loan in the maximum principal $5,000,000, of which $3,000,000 has been advanced to date, and Agent, together with one or more Lenders, will use its best efforts to provide Borrower with an additional $10,000,000 in Loans , such that the aggregate maximum commitment available hereunder will be $15,000,000 (subject in all respects to Agent successfully obtaining such additional funding on a best efforts basis as determined by Agent, the “Term Loan Aggregate Commitment”), which Loans (the “Term Loan”) shall be evidenced by one or more Term Notes made by Borrower in favor of each Lender, substantially in the form of Exhibit A attached hereto (together with all amendments, renewals, extensions, substitutions, and replacements, collectively, the “Term Notes”).”

5.

Amendment to Section 2.1(d).  The following additional sentence shall be added to the end of Section 2.1(d):  “In the case of an acquisition of Future Residuals which is (i) less than $500,000, Borrower shall not be required to reimburse Agent for the cost of any remote or onsite diligence, (ii) between $500,000 and $1,000,000, Borrower shall be required to reimburse Agent for the cost of any remote diligence only and (iii) above $1,000,000, Borrower shall be required to reimburse Agent for the cost of any remote or onsite diligence; provided however, that for the avoidance of doubt, Borrower shall be required to reimburse Agent for the cost of any legal contract due diligence in connection with any such acquisition.

6.	Amendment to Section 2.1(e). The reference to “June 1, 2014” in Section 2.1(e) shall be revised to read “September 1, 2014.”
7.

Amendment to Section 2.2(d).  The following additional sentence shall be added to the end of Section 2.2(d):  “For the avoidance of doubt and notwithstanding anything herein to the contrary, (1) at the time of funding the initial portion of the Term Loan Increased Commitment Amount, Borrower shall pay to Granite Hill a Lender an arrangement fee equal to 4% of $5,000,000 if such funding is arranged by Granite Hill (or 2% of $5,000,000 if arranged by Borrower), and (2) once $10,000,000 in Loans have been advanced hereunder (the “$10,000,000 Threshold”), at the time of funding the next advance above the $10,000,000 Threshold, Borrower shall pay to Granite an arrangement fee equal to 4% of $5,000,000 if such funding is arranged by Granite Hill (or 2% of $5,000,000 if arranged by Borrower).”

8.

Amendment to Section 2.2(e).  Section 2.2(e) shall be deleted in its entirety and replaced with the following:  “(e)            Commitment Fee.  On the date of the First

Amendment, Borrower shall pay to Granite Hill a commitment fee in an amount equal to 1.35% of $10,000,000 (the maximum Term Loan Increased Commitment Amount).

9.	Amendment to Section 2.2(f): The following dates referenced in Section 2.2(f) shall be amended as follows:

“February 15, 2013” shall be revised to read “May 15, 2013”

“May 15, 2013” shall be revised to read “August 15, 2013”

“August 15, 2013” shall be revised to read “November 15, 2013”

“November 15, 2013” shall be revised to read “February 15, 2014”

10.

Amendment to Section 8(n).  Section 8(n) shall be deleted in its entirety and replaced with the following:  “(n)            Without Agent’s prior written approval, Borrower shall not modify any payment instructions to the Processors, and, if and to the extent any such payment instructions to Processors are modified or if Borrower enters into new payment instructions with any Processor, Granite Hill, as Agent, must be a signatory thereto prior to the effectiveness of such modification of existing payment instructions or new payment instructions.”

11.	Representations and Warranties. In order to induce Agent and Lenders to enter into this First Amendment, Borrower hereby represents and warrants to Agent and Lenders as follows:

(a)    After giving effect to this First Amendment: (i) the representations and warranties contained in the Loan Documents (other than those that expressly speak as of a different date) are true, accurate and complete in all material respects as of the date hereof and (ii) no Default or Event of Default has occurred and is continuing;

(b)    Borrower has the corporate power and authority to execute and deliver this First Amendment and to perform its obligations under the Loan Documents to which it is a party;

(c)    The organizational documents of Borrower delivered to Agent and Lenders pursuant to the Credit Agreement are true, accurate and complete and have not been amended, supplemented or restated and continue to be in full force and effect, except as certified to Agent and Lenders at the time of their delivery to Agent and Lenders;

(d)    The execution and delivery by Borrower of this First Amendment and the performance by Borrower of its obligations under the Credit Agreement and each of the other Loan Documents to which Borrower is a party have been duly authorized by all necessary corporate action on the part of Borrower;

(e)    The execution and delivery by Borrower of this First Amendment and the performance by Borrower of its obligations under the Loan Documents do not and will not contravene (i) any law or regulation binding on or affecting Borrower, (ii) the articles of incorporation or bylaws of Borrower, (iii) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower or (iv) any contractual restriction binding on or affecting Borrower;

(f)    The execution and delivery by Borrower of this First Amendment and the performance by Borrower of its obligations under each Loan Document to which it is a party do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

(g)    This First Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

12.      Conditions Precedent.  The legal effectiveness of this First Amendment is subject to the full satisfaction, in Agent and Lenders’ sole discretion, of the following conditions precedent:

(a)    Borrower shall have duly executed this First Amendment and delivered the same to Agent; and

(b)    Borrower shall have paid any and all fees that are due to Agent and/or Granite Hill, including, but not limited to (i) the estimated reasonable fees and expenses of Agent’s legal counsel in connection with preparation, negotiation and execution of this First Amendment and (ii) all other fees and costs that are due to Agent and/or Granite Hill as contemplated by this First Amendment.

13.      Severability.  Any provision of this First Amendment that is held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this First Amendment and the effect thereof shall be confined to the provisions so held to be invalid or unenforceable.

14.      Successors and Assigns.  This First Amendment is binding upon and shall inure to the benefit of Borrower, Agent, Lenders and their respective successors and permitted assigns, except as limited by applicable law and/or by the terms of the Credit Agreement.

15.      Effect of this First Amendment.  Except as expressly provided for in this First Amendment, this First Amendment shall not, in any way or manner, rescind, supplement or modify any existing term or provision of the Credit Agreement or any other Loan Document or waive or diminish any right or remedy of Agent or Lenders under the Credit Agreement, or any other Loan Document, at law in or equity.  All of the amendments set forth in this First Amendment shall be effective as of the date hereof.

16.      Further Assurances.  Borrower agrees that it shall do and perform such acts and execute and deliver such additional documents and instruments as may be necessary to effectuate the purposes of this First Amendment, including, without limitation, documents and instruments relating to the perfection and continuation of the security interest of Lenders granted under the Credit Agreement.

17.      Headings.  The headings in this First Amendment are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

18.      Governing Law.  THIS FIRST AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS.

19.      Integration.  Together with the Loan Documents, the Credit Agreement, as modified by this First Amendment, constitute the entire agreement among the parties hereto and supersedes all prior and contemporaneous agreements, oral or written, among the parties concerning the subject matter hereof.  No term of this First Amendment shall be amended, supplemented, modified or waived except by a writing signed by the parties hereto.

20.      Construction.  Each party to this First Amendment has reviewed and participated in the formulation of the components of this First Amendment.  Accordingly, this First Amendment shall be construed simply according to its fair meaning and not strictly for or against any party.

21.      Attorneys’ Fees.  Borrower agrees to pay to Lender, in addition to any other amounts otherwise due and owing to Agent and Lenders, all of Agent and Lenders’ reasonable attorneys’ fees, costs and expenses incurred in connection with the preparation of this First Amendment and the resolution of the matters discussed herein.  The parties hereto further agree that, in the event that any action or proceeding shall be commenced to enforce this First Amendment or any right arising in connection with this First Amendment, the prevailing party in any such action or proceeding shall be entitled to recover from the other party the full amount of the reasonable attorneys’ fees, costs and expenses incurred by such prevailing party in connection with such action or proceeding.

22.      Counterparts.  This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same agreement.

            IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first written above.

Borrower:

CALPIAN, INC., a Texas corporation

By:  s/s Harold H. Montgomery
Name:  Harold H. Montgomery
Title:   Chief Executive Officer

Calpian II:

CALPIAN RESIDUAL PARTNERS LP II

By:  s/s Harold H. Montgomery
Name:  Harold H. Montgomery
Title:   Chief Executive Officer

Calpian IV:

CALPIAN RESIDUAL PARTNERS LP IV

By:  s/s Harold H. Montgomery
Name:  Harold H. Montgomery
Title:   Chief Executive Officer

Agent and Lender:

GRANITE HILL CAPITAL VENTURES, LLC,

a Delaware limited liability company

By:   s/s Sameet S. Mehta
Name: Shailesh J. Meta
Title:   Sameet S. Mehta As Attorney-In-Fact

306488632.2